Exhibit 10.1

April 24, 2018

PERSONAL AND CONFIDENTIAL

William J. Clifford
2051 SE 3rd Street, Apt. 601
Deerfield Beach, FL 33441-0000

Re:    Retirement Agreement

Dear Bill:
This letter confirms the agreement between you and Gaming and Leisure Properties, Inc. (the “Company”) concerning your retirement from the Company (this “Agreement”). The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims and permitting you to receive separation pay and related benefits.
You acknowledge that you are entering into this Agreement knowingly and voluntarily. It is customary in employment separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist. By proposing and entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to you.
With those understandings, you and the Company agree as follows:
1.    Continued Employment and Resignation

    (a)    Employment with the Company. You shall resign as the Company’s Senior Vice President, Chief Financial Officer and Treasurer (“CFO”) on May 4, 2018. You shall remain employed by the Company as a Senior Advisor until August 31, 2018, or any earlier employment resignation date as specified by the Company. For the avoidance of doubt, no further documentation shall be necessary to effectuate your resignation as CFO; provided that if so requested, you shall sign any reasonable and appropriate document to confirm your resignation as CFO. For all purposes in this Agreement, the last day of your employment as Senior Advisor with the Company shall be the “Separation Date.” During the period of your employment as Senior Advisor, (i) you shall report to the Company’s Chief Executive Officer (“CEO”); (ii) you shall provide reasonable transitional assistance as requested by the Chief Financial Officer, Chief Accounting Officer or the CEO; (iii) you shall perform any other reasonable responsibilities requested by the CEO that are appropriate for an individual of your knowledge, experience and past status with the Company; and (iv) you shall use your reasonable best efforts to perform any requested responsibilities. Consistent with your current arrangement with the Company, you may perform your responsibilities as Senior Advisor from locations outside of the corporate office.

(b)    Compensation.

(i)
Salary. During your employment as CFO and subsequent employment as Senior Advisor (together, the “Continued Employment Period”), the Company shall continue your salary at its current rate of $1,166,990 per year.

(ii)
Benefits. Throughout the Continued Employment Period, the Company shall continue to permit you to participate in all employee benefit plans of the Company (as “employee benefit plan” is defined in Section 3(3) of the Employee Retirement Income Security Act, 29 U.S.C. § 1002(3)), subject to your continued eligibility under the terms of each such employee benefit plan. If you become ineligible for group health plan benefits (including medical, dental and vision care) due to a reduction of your work hours before the Separation Date, the Company shall provide you with the opportunity to elect continuation coverage under the law known as COBRA. If you timely elect COBRA continuation coverage, the Company shall provide group health plan coverage to you for the remainder of the Continued Employment Period on the same terms with respect to premium cost-sharing as are applicable generally to full-time executive employees of the Company. Notwithstanding the foregoing, you shall not be eligible for payments or benefits under the Company’s Severance Pay Plan or any other severance pay plan, program, policy or practice of the Company.

(iii)	Equity Awards. You and the Company agree that the following constitutes a full list of all equity awards that have been granted to you (together the “Equity Awards”):

Award Type	Grant Date	Maximum Unvested Shares
Service-Based Restricted Stock Award	January 2, 2015	9,166
Performance-Based Restricted Stock Award	January 2, 2015	110,000
Service-Based Restricted Stock Award	January 4, 2016	18,333
Performance-Based Restricted Stock Award	January 4, 2016	110,000
Service-Based Restricted Stock Award	January 3, 2017	27,500
Performance-Based Restricted Stock Award	January 3, 2017	110,000

Notwithstanding anything in the terms of such Equity Awards to the contrary, you agree that all such Equity Awards will be forfeited immediately on the Separation Date in lieu of the opportunity to receive the Severance Payments set forth in Section 2 below. You will not be entitled to any payments or future vesting upon forfeiture of the Equity Awards.
2.    Severance Pay

(a)Severance Payments and Schedule. In lieu of any rights to equity, including pursuant to the terms of the Equity Awards, and in lieu of any severance pay plan, program, policy or practice of the Company, and subject to Section 2(b), the Company shall make the following payments to you:

(i)	The Company shall pay you $4,210,400 on September 1, 2018 or on the Company payroll date immediately following such date.

(ii)	The Company shall pay you $4,743,750 on January 2, 2019 or on the Company payroll date immediately following such date.

(iii)	The Company shall pay you $2,529,990 on January 2, 2020 or on the Company payroll date immediately following such date.

(iv)	The Company shall pay you $1,265,012 on January 4, 2021 or on the Company payroll date immediately following such date.

Each of the payments identified in clauses (i) to (iv) above (the “Severance Payments”) shall be subject to tax-related deductions and withholdings. In the event that you predecease the payment of any of the Severance Payments, such payments will be made to your estate.
(b)    Severance Pay Conditions. Your eligibility for the Severance Payments is conditioned on (i) your continued employment pursuant to this Agreement; and (ii) your continued compliance in all material respects with all other terms of this Agreement. If you resign from employment before the earlier of August 31, 2018 or any date designated by the Company or if the Company terminates your employment for Cause, you shall not be entitled to any compensation other than for the period of your employment. For purposes of this Agreement, “Cause” shall mean (i) fraud, embezzlement, theft or dishonesty against the Company, (ii) conviction of a felony, (iii) material willful misconduct, (iv) being found to be an Unsuitable Person by a state gaming regulatory agency, (v) willful and wrongful disclosure of confidential information, (vi) engagement in competition with the Company or (vii) your material breach of this Agreement. The Company shall provide written notice to you of any failure to comply in all material respects with your obligations under this Agreement and, to the extent such breach is capable of being cured, you will have twenty (20) days to cure such breach. In the event you fail to comply in all material respects with your obligations under this Agreement and such breach is not cured as provided above, the Company may cease its payments of Severance Pay without affecting its rights under this Agreement or other remedies that may be available to it.

3.     Return of Property

On or before the Separation Date, you shall return to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships; provided, however, you will be entitled to keep the mobile phone number 610-698-6936 and contact information of anyone residing on your Company Outlook Contacts. The Company will provide reasonable assistance necessary to transfer such contact information to your personal phone. You also commit to deleting and finally purging any duplicates of any other files or documents that may contain Company information from any computer or other device that remains your property after the Separation Date. In the event that you discover that you continue to retain any such property following the Separation Date, you shall return it to the Company immediately.
4.    Confidential Information

You understand and agree that you have been employed in a position of confidence and trust and have had access to information concerning the Company that the Company treats as confidential and the disclosure of which could negatively affect the Company’s interests (“Confidential Information”). Confidential Information includes, without limitation, confidential financial information; business forecasts; and business plans, prospects and opportunities. You agree that you shall not use or disclose any Confidential Information at any time without the written consent of the Company.
5.    Noncompetition and Nonsolicitation

During the remainder of your employment with the Company and for eighteen (18) months thereafter, you (i) shall not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); and (ii) shall refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting any person currently employed by the Company. You understand that the restrictions set forth in this Section 5 are intended to protect the Company’s interest in its Confidential Information and established employee and investor relationships and goodwill, and agree that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean a business conducted anywhere in the United States that is competitive with the Company’s gaming real estate investment trust business, which currently would be limited to VICI Properties and MGM Growth Properties. Without limiting the foregoing, any business engaged in the acquisition, financing or ownership of real property to be leased to gaming operators in “triple net” lease arrangements shall be considered to be a Competing Business. For avoidance of doubt, you may provide services for a gaming operator or a real estate investment business which does not have any gaming tenants; however, you may not assist a gaming operator to engage in a transaction with a Competing Business. Notwithstanding the foregoing, you may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

6.    Your Release of Claims/Company’s Representation

(a)    In consideration for, among other terms, the opportunity to receive the Severance Payments, which you acknowledge include amounts in excess of what you would otherwise be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•	of defamation or other torts;

•
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Florida Civil Rights Act and the Pennsylvania Human Relations Act);

•	under any other federal or state statute (including, without limitation, Claims under the Florida Whistleblower Protection Act and the Pennsylvania Whistleblower law);

•	for salary, bonuses, stock, stock options, vacation pay or any other compensation or benefits; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under the Company’s Section 401(k) plan, the Company’s Deferred Compensation Plan, your rights under this Agreement, or any rights to indemnification or contribution, pursuant to applicable law, the Company’s amended and restated articles of incorporation or bylaws, or any applicable insurance policy that would be available to you in the absence of this Agreement.
You acknowledge that your release of Claims includes the release of any Claims based on the termination of your employment in accordance with this Agreement.
You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.
(b)    The Company represents that it, through its executive officers and directors, has no knowledge of any fact or circumstance which supports or gives rise to a Claim or potential Claim against you.
7.    Non-Disparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates, current or former officers, directors, shareholders, employees or agents. You represent that during the period since the date of this letter, you have not made any such disparaging statements. Each of the Company’s current directors and executive officers shall not to make disparaging statements concerning you during his or her tenure as a director or executive officer, as applicable. The obligations of you and the Company under this Section 7 shall not apply to statements in sworn testimony, statements required by law or related disclosure obligations or statements within the scope of Section 10 of this Agreement. For the avoidance of doubt, you may indicate in response to inquiries regarding your separation that you were presented an early retirement offer that you could not refuse, that you are viewing your tenure with the Company as in the past, and that you are focused on the future.

8.    Representations Concerning Affiliation with the Company and Activities for the Company

You agree that after the Separation Date, you shall not represent that you are employed by, engaged as a consultant for or in any other service relationship (collectively, an “Affiliation”) with the Company or any of its affiliates. The obligation includes ensuring that at all times after the Effective Date, as defined below, your resume, CV, social media profiles and pages (including without limitation any LinkedIn or Facebook profile), website, email signature and business card shall not indicate that you have any Affiliation with the Company or any affiliate. In addition, you agree that any statements that you make in social media, in resumes and otherwise about your activities on behalf of the Company and any affiliates shall be a reasonable and accurate summary.
9.    Future Cooperation

You agree to cooperate reasonably with the Company and all of its affiliates (including its and their outside counsel) in connection with (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information; and (ii) responding to requests for information from regulatory agencies or other governmental authorities (together “Cooperation Services”). You further agree to make yourself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. The Company shall not utilize this section to require you to make yourself available to an extent that it would unreasonably interfere with full-time employment or other responsibilities for which you are receiving compensation. Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company or an affiliate calls you as a witness. The Company shall reimburse you for any reasonable travel expenses that you incur due to your performance of Cooperation Services and, after receipt of appropriate documentation, shall be paid promptly.
10.    Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

11.    Other Provisions

(a)    Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(b)    Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, the parties intend that the court shall limit or otherwise modify such provision to the extent necessary to be enforceable under applicable law.

(c)    Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(d)    Jurisdiction. You and the Company hereby agree that the federal and state courts of the Commonwealth of Pennsylvania shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.

(e)    Relief. You and the Company agree that it would be difficult to measure any harm caused that might result from any breach by you of your promises set forth in Sections 3, 4, 5, 7, 8 and 9 (the “Specified Sections”) or the Company’s breach of Section 7. You and the Company further agree that money damages may not be an inadequate remedy for any breach of any of the Specified Sections. Accordingly, if you or the Company breach, or propose to breach, any portion of the obligations under any of the Specified Sections, the Company and you shall each be entitled, in addition to all other remedies you or it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage and without the necessity of posting a bond. If you or the Company prevails in any action to enforce any of the Specified Sections, then the non-prevailing party also shall be liable for reasonable attorney’s fees and costs incurred in enforcing any of the Specified Sections.

(f)    Section 409A. You and the Company intend that this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code (the “Code”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2). You and the Company agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section 409A.

(g)    Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(h)    Entire Agreement. This Agreement constitutes the entire agreement between you and the Company. This Agreement supersedes any previous agreements or understandings between you and the Company, except to the extent that other agreements or obligations are expressly preserved in this Agreement.

(i)    Time for Consideration; Effective Date. You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement. You understand and acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by Brandon Moore (bmoore@glpropinc.com) at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to Mr. Moore, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

(j)    Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document.
Please indicate your agreement to the terms of this Agreement by signing and returning to Mr. Moore the original or a PDF copy of this letter within the time period set forth above.
Sincerely,
GAMING AND LEISURE PROPERTIES, INC.

By:     /s/ Peter M. Carlino_____________     ____April 24, 2018________________________
Peter M. Carlino                 Date
Chairman & Chief Executive Officer

You are advised to consult with an attorney before signing this Agreement. This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ William J. Clifford_________ ____April 24, 2018_______________________
William J. Clifford             Date